FOR IMMEDIATE RELEASE	NEWS
August 14, 2024	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Second Quarter 2024 Financial and Operating Results;
Provides Operational Update and Increases 2024 Guidance

MIDLAND, Texas August 14, 2024 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended June 30, 2024. The Company also updated its prior guidance for the full year, increasing its outlook for both Adjusted EBITDA and growth capital expenditures.

Second Quarter 2024 Highlights
•Rental revenue of $34.9 million, an increase of 45% when compared to the second quarter of 2023 and 4% sequentially.
•Net income of $4.3 million, or $0.34 per basic share, as compared to $0.5 million, or $0.04 per basic share in the comparable year-ago period.
•Adjusted EBITDA of $16.5 million, compared to $9.9 million in the second quarter of 2023 and essentially flat sequentially. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•Rented horsepower at quarter end of 454,568, a 22% increase over prior year.
•Horsepower utilization of 82.3%, up 370 basis points from last year.

Management Commentary and Outlook
“We delivered significant top and bottom-line growth this quarter, along with a material increase in net cash provided by operating activities, as we further grow and optimize our business,” said Justin Jacobs, Chief Executive Officer. “We continue to witness a strong market for oil production, particularly in the Permian Basin, and compression demand remains robust. As such, we are taking advantage of our industry position, innovative compression units, and strong customer relationships to increase investments in our large horsepower fleet as we look to drive growth in rental fleet horsepower, rental revenue, and cash flow.”

Jacobs continued, “We are also pleased to report the recent signing of new contracts with blue chip customers which will help us further diversify our customer mix and generate strong returns in the years ahead. Our material increase to guidance for growth capital expenditures partially reflects these contracts. as a significant portion of the spend on these new units will occur in 2025. Importantly, this expected increase in growth capital expenditures, enabled by our recent Credit Facility expansion, is entirely related to large horsepower compression investments, including a significant portion of electric driven compression units. Consistent with our recent growth in horsepower, all of these new contracts are long-term with return on invested capital projected above our target rate of 20%. We remain bullish on natural gas compression and the opportunities ahead, and we believe this higher level of investment will lead to meaningful and sustainable value creation for all NGS stakeholders.”

Corporate Guidance — 2024 Updated Outlook

The Company today provided updated guidance for the 2024 Fiscal Year ending December 31, 2024. Based on its first half performance and outlook for the remainder of the year, the Company now expects Adjusted EBITDA to be in the range of $64 million to $68 million, an increase from its previously announced outlook of $61 million to $67 million. Note the Company entered Fiscal Year 2024 anticipating Adjusted EBITDA to be in the range of $58 million to $65 million.

The Company has also increased its expected 2024 growth capital expenditures largely due to the aforementioned major contracts that were recently secured. The Company now anticipates 2024 growth capital expenditures to be in the range of $60 million to $80 million, an increase from its previously announced guidance of approximately $40 million to $50 million. The wide range of the guidance is solely a function of the timing of investments as the Company is still determining the precise split of the spend between 2024 and 2025; to reiterate, all of the new units are already under long-term contracts with customers. Maintenance capital expenditures remain unchanged and are anticipated to be in the range of $8 million to $11 million. Similarly, the Company’s target return on invested capital remains unchanged at 20%.

FY 2024 Outlook
Adjusted EBITDA	$64 million - $68 million
Growth Capital Expenditures	$60 million - $80 million
Maintenance Capital Expenditures	$8 million - $11 million
Target Return on Invested Capital	At least 20%

Jacobs concluded, “We have multiple pathways to build on our industry-leading growth and drive shareholder value: fleet optimization, asset utilization (both unutilized units and non-cash assets), fabricating new rental units, and accretive mergers and acquisitions. We are executing against each of these and showing demonstrable progress. Given our strong balance sheet and expanded Credit Facility, we fully intend to take advantage of the opportunities to continue significant growth beyond 2024.”

2024 Second Quarter Financial Results

Revenue: Total revenue for the three months ended June 30, 2024, increased 42.8% to $38.5 million from $27.0 million for the three months ended June 30, 2023. This increase was due primarily to an increase in rental revenues. Rental revenue increased 44.9% to $34.9 million in the second quarter of 2024 from $24.1 million in the second quarter of 2023 due to the addition of higher horsepower packages and pricing improvements. As of June 30, 2024, we had 1,242 rented units (454,568 horsepower) compared to 1,249 rented units (372,596 horsepower) as of June 30, 2023, reflecting a 22.0% increase in total utilized horsepower. Sequentially, total revenue increased to $38.5 million in the second quarter of 2024 compared to $36.9 million in the first quarter of 2024 due to a 4% increase in rental revenues and a 93.3% increase in aftermarket service revenue primarily related to services for setting and installing new units.

Gross Margins: Total gross margins, including depreciation expense increased to $13.4 million for the three months ended June 30, 2024, compared to $6.5 million for the same period in 2023 and $14.2 million for the three months ended March 31, 2024. Total adjusted gross margin, exclusive of depreciation expense, for the three months ended June 30, 2024, increased to $21.0 million compared to $12.8 million for the three months ended June 30, 2023, and $21.1 million for the first quarter of 2024. These increases in year over year performance primarily are attributable to increased rental revenues and a continuation of our relatively high rental adjusted gross margin.

Operating Income: Operating income for the three months ended June 30, 2024, was $8.5 million compared to operating income of $0.7 million for the three months ended June 30, 2023, and operating income of $9.3 million, during the first quarter of 2024.

Net Income: Net income for the three months ended June 30, 2024, was $4.3 million, or $0.34 per basic share compared to a net income of $0.5 million or $0.04 per basic share for the three months ended June 30, 2023, and $5.1 million or $0.41 per basic share for the first quarter of 2024. The increase in net income during the second quarter of 2024 was mainly due to increased rental revenue and rental gross margin. Sequentially, the net income decline of $(0.8) million was primarily due to higher rental costs and increased SG&A costs during the second quarter of 2024.

Adjusted EBITDA: Adjusted EBITDA increased 66.6% to $16.5 million for the three months ended June 30, 2024, from $9.9 million for the same period in 2023. This increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, adjusted EBITDA decreased 2.5% to $16.5 million for the three months ended June 30, 2024, compared to adjusted EBITDA of $16.9 million for the three months ended March 31, 2024.

Cash Flows: At June 30, 2024, cash and cash equivalents were approximately $3.6 million, while working capital was $40.3 million. For the six months of 2024, cash flows from operating activities were $31.1 million, while cash flows used in investing activities was $27.9 million. Cash flow used in investing activities included $28.3 million in capital expenditures.

Debt: Outstanding debt on our revolving credit facility as of June 30, 2024, was $163 million. Our leverage ratio at June 30, 2024, was 2.51 and our fixed charge coverage ratio was 2.68. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the three trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	$24,105	$27,705	$31,626	$33,734	$34,926
Sales	1,595	1,413	2,921	2,503	2,270
Aftermarket services	1,257	2,251	1,674	670	1,295
Total	$26,957	$31,369	$36,221	$36,907	$38,491

	Gross Margin
	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	$6,579	7,683	12,366	13,761	$13,211
Sales	(345)	(156)	553	253	(50)
Aftermarket services	266	373	421	163	269
Total	$6,500	$7,900	$13,340	$14,177	$13,430

	Adjusted Gross Margin (1)
	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	12,762	14,243	19,199	20,620	20,698
Sales	(281)	(92)	620	323	21
Aftermarket services	288	405	440	170	283
Total	$12,769	$14,556	$20,259	$21,113	$21,002

	Adjusted Gross Margin %
	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
	% margin	% margin	% margin	% margin	% margin
Rentals	52.9%	51.4%	60.7%	61.1%	59.3%
Sales	(17.6)%	(6.5)%	21.2%	12.9%	0.9%
Aftermarket services	22.9%	18.0%	26.3%	25.4%	21.9%
Total	47.4%	46.4%	55.9%	57.2%	54.6%

	Compression Units (at end of period):
	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
Horsepower Utilized	372,596	400,727	420,432	444,220	454,568
Total Horsepower	473,884	509,198	520,365	542,256	552,599
Horsepower Utilization	78.6%	78.7%	80.8%	81.9%	82.3%

Units Utilized	1,249	1,233	1,247	1,245	1,242
Total Units	1,911	1,947	1,876	1,894	1,899
Unit Utilization	65.4%	63.3%	66.5%	65.7%	65.4%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the Company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another Company because other entities may not calculate adjusted gross margin in the same manner.

The following table shows gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
	(in thousands)
Total revenue	$26,957	$31,369	$36,221	$36,907	$38,491
Costs of revenue, exclusive of depreciation	(14,188)	(16,813)	(15,962)	(15,794)	(17,489)
Depreciation allocable to costs of revenue	(6,268)	(6,656)	(6,919)	(6,936)	(7,572)
Gross margin	6,501	7,900	13,340	14,177	13,430
Depreciation allocable to costs of revenue	6,268	6,656	6,919	6,936	7,572
Adjusted Gross Margin	$12,769	$14,556	$20,259	$21,113	$21,002

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, severance expenses, impairment expenses, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
	(in thousands)
Net income	$504	$2,171	$1,702	$5,098	$4,250
Interest expense	185	1,600	2,297	2,935	2,932
Income tax expense (benefit)	249	1,046	431	1,479	1,294
Depreciation and amortization	6,418	6,807	7,160	7,087	7,705
Non-cash stock compensation expense	1,130	209	228	274	242
Severance expenses	612	—	—	—	33
Impairment expense	779	—	—	—	—
Inventory allowance	—	—	3,965	—	—
Retirement of rental equipment	—	—	505	5	—
Adjusted EBITDA	$9,877	$11,833	$16,288	$16,878	$16,456

Conference Call Details: The Company will host a conference call to review second-quarter financial results on Thursday, August 15, 2024 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements

Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.

While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) achieving increased utilization of assets, including rental fleet utilization and unlocking other non-cash balance sheet assets; (ii) failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition; (iii) inability to finance capital expenditures; (iv) adverse changes in customer, employee or supplier relationships; (v) adverse regional and national economic and financial market conditions, including in our key operating areas; (vi) impacts of world events, including pandemics; the financial condition of the Company’s customers and failure of significant customers to perform their contractual obligations; (vii) the Company’s ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations; and (viii) failure to achieve accretive financial results in connection with any acquisitions the Company may make.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:	Anna Delgado, Investor Relations
(432) 262-2700 ir@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$3,616	$2,746
Trade accounts receivable, net of allowance for doubtful accounts of $1,110 and $823, respectively	33,001	39,186
Inventory, net of allowance for obsolescence of $2,836	20,254	21,639
Federal income tax receivable	11,386	11,538
Prepaid expenses and other	2,139	1,162
Total current assets	70,396	76,271
Long-term inventory, net of allowance for obsolescence of $1,168	937	701
Rental equipment, net of accumulated depreciation of $204,632 and $191,745, respectively	388,331	373,649
Property and equipment, net of accumulated depreciation of $18,273 and $17,649, respectively	19,584	20,550
Intangibles, net of accumulated amortization of $2,447 and $2,384, respectively	712	775
Other assets	9,205	6,783
Total assets	$489,165	$478,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$23,336	$17,628
Accrued liabilities	6,803	15,085
Total current liabilities	30,139	32,713
Long-term debt	163,000	164,000
Deferred income tax liability	44,290	41,636
Other long-term liabilities	6,076	4,486
Total liabilities	243,505	242,835
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,727 and 13,688 shares issued, respectively	137	137
Additional paid-in capital	116,898	116,480
Retained earnings	143,629	134,281
Treasury shares, at cost, 1,310 shares	(15,004)	(15,004)
Total stockholders' equity	245,660	235,894
Total liabilities and stockholders' equity	$489,165	$478,729

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Rental income	$34,926	$24,105	$68,660	$46,828
Sales	2,270	1,595	4,773	4,587
Aftermarket services	1,295	1,257	1,965	2,162
Total revenue	38,491	26,957	75,398	53,577
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	14,228	11,343	27,342	22,988
Cost of sales, exclusive of depreciation stated separately below	2,249	1,876	4,429	5,113
Cost of aftermarket services, exclusive of depreciation stated separately below	1,012	969	1,512	1,578
Selling, general and administrative expenses	4,791	4,860	9,493	9,422
Depreciation and amortization	7,705	6,418	14,792	12,583
Impairment expense	—	779	—	779
Retirement of rental equipment	—	—	5
Total operating costs and expenses	29,985	26,245	57,573	52,463
Operating income	8,506	712	17,825	1,114
Other income (expense):
Interest expense	(2,932)	(185)	(5,867)	(185)
Other income (expense), net	(30)	226	163	341
Total other income (expense), net	(2,962)	41	(5,704)	156
Income before provision for income taxes	5,544	753	12,121	1,270
Income tax benefit (expense)	(1,294)	(249)	(2,773)	(396)
Net income (loss)	$4,250	$504	$9,348	$874
Earnings (loss) per share:
Basic	$0.34	$0.04	$0.75	$0.07
Diluted	$0.34	$0.04	$0.75	$0.07
Weighted average shares outstanding:
Basic	12,384	12,292	12,392	12,253
Diluted	12,483	12,394	12,484	12,374

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,348	$874
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,792	12,583
Amortization of debt issuance costs	315	184
Deferred income tax expense	2,654	396
Stock-based compensation	516	1,617
Provision from credit losses	287	128
Impairment expense	—	779
Gain on sale of assets	(229)	(206)
Retirement of rental equipment	5	—
Gain on company owned life insurance	(173)	(80)
Changes in operating assets and liabilities:
Trade accounts receivables	5,898	(6,332)
Inventory	1,149	(4,438)
Prepaid expenses and prepaid income taxes	(825)	(301)
Accounts payable and accrued liabilities	(2,575)	16,888
Deferred income	(418)	(37)
Other	375	588
NET CASH PROVIDED BY OPERATING ACTIVITIES	31,119	22,643
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(28,262)	(93,479)
Purchase of company owned life insurance	(17)	(329)
Proceeds from sale of property and equipment	355	231
Proceeds from sale of deferred compensation mutual fund	43	—
NET CASH USED IN INVESTING ACTIVITIES	(27,881)	(93,577)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	8,000	75,011
Repayment of loan	(9,000)	—
Payments of other long-term liabilities, net	(385)	(50)
Payments of debt issuance cost	(885)	(2,131)
Taxes paid related to net share settlement of equity awards	(98)	(982)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,368)	71,848
NET CHANGE IN CASH AND CASH EQUIVALENTS	870	914
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,746	3,372
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,616	$4,286
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$10,458	$1,966
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$—	$708
Right of use asset acquired through a finance lease	$1,751	$63